EXHIBIT 99.1

NEWS RELEASE
Nabors Expands its Board, Appointing John V. Lombardi As a Director
HAMILTON, Bermuda, April 27, 2009 — Nabors Industries Ltd. (NYSE:NBR) today announced that its Board of Directors voted to expand the board to eight members from the current seven and subsequently appointed John V. Lombardi to fill the newly created vacancy. Dr. Lombardi will join the Board as a Class I Director, which has a term through the Company’s 2010 annual general meeting of shareholders. He was also appointed to each of the Audit, Compensation, and Governance and Nominating Committees of the Board.
Dr. Lombardi has been the President of the Louisiana State University System, where he also serves as a Professor of History, since 2007. Prior to joining LSU, Dr. Lombardi served as Chancellor and Professor of History of the University of Massachusetts Amherst from 2002 until 2007. He had previously served in various capacities, including President, Director of The Center for Measuring University Performance, and Professor of History, at the University of Florida from 1990 to 2002; Provost, Vice President for Academic Affairs, and Professor of History at The Johns Hopkins University from 1987 to 1990; and in various capacities, including Dean of the College of Arts and Sciences, Dean of International Programs, Director of the Latin American Studies Program, and Professor of History, at Indiana University from 1967 to 1987, where in addition he taught a course on international business. Dr. Lombardi serves on the Advisory Board of the Jay I. Kislak Foundation, Inc.; previously served on the Board of Directors of the Economic Development Council of Western Massachusetts, where he also served on the Executive Committee; and serves on the Executive Strategic Council of IMS Global Learning Consortium. Dr. Lombardi has authored or co-authored numerous books and articles on a wide variety of topics, including measuring university performance, Latin American history, and international business.
Gene Isenberg, Nabors Chairman and CEO, commented, “Dr. Lombardi brings a wealth of knowledge and experience to our Board. He has effectively served as the CEO and in other senior management capacities of several major universities. That management perspective, combined with his expertise in business in Latin America, complements and augments the already strong and diverse qualifications of our other Board members.”
The Nabors companies own and operate approximately 534 land drilling and approximately 763 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of; 39 platform rigs, 13 jackup units and 3 barge rigs in the United States and multiple international markets. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.